SPECIAL POWER OF ATTORNEY




KNOWN ALL MEN BY THESE PRESENTS, that I, Gregory S. Humenesky, hereby constitute and appoint J. Rodney Lawrence, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for me and in my name, place and stead, in any and all capacities, to sign any or all SEC Forms 4 and 5, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this 2nd day of March, 2005.


/s/ Gregory S. Humenesky
   				Gregory S. Humenesky



STATE OF TEXAS

COUNTY OF TARRANT


Before me, the undersigned authority, on this day personally appeared Gregory S. Humenesky, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

Given under my hand and seal of office this 2nd day of March, 2005.



(seal)					/s/ Deanna L. Neal
				Notary Public in and for the State
of Texas
My commission expires: 5-23-06



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